                                                                      EXHIBIT 99

                                 RISK FACTORS

     This exhibit contains a discussion of various risk factors and other information that you should carefully consider. The discussion below is not a complete list of all the risks and uncertainties that impact Learning Tree International, Inc. ("Learning Tree.") There may be additional risks and uncertainties that Learning Tree is not aware of or that it currently deems immaterial that may have a material adverse impact in the future. If any of the following risks occur, it may have an adverse impact on Learning Tree's business, financial condition and/or operating results and may cause its stock price to decrease. This exhibit also contains forward-looking statements that are based on certain assumptions about future risks and uncertainties. Learning Tree believes that these assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Learning Tree's actual results will probably differ from the outcomes contained in any forward-looking statements. These differences could be material. Factors that could cause or contribute to such differences include, among other things, those discussed below, as well as those discussed elsewhere in Learning Tree's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, of which this exhibit forms a part.

Common Stock Price Fluctuations

Learning Tree's common stock has experienced significant fluctuations since its initial public offering and may continue to do so in the future.

     General Factors.  The market price of Learning Tree's common stock has
     ----------------
fluctuated significantly since its initial public offering in December 1995 due to many factors. Learning Tree believes some of these include:

     .  announcements of developments related to Learning Tree's business;
     . announcements concerning new products or enhancements by Learning Tree or its competitors;
     .  developments in Learning Tree's relationships with its customers;
     . shortfalls or changes in Learning Tree's revenues, gross margins, earnings or losses or other financial results which differ from public market analysts' expectations; and
     . fluctuations in results of operations and general conditions in Learning Tree's market or the markets served by its customers or the economy.

     A viable public market for Learning Tree's common stock may not be sustained. In addition, in recent years the stock market in general, and the market for shares of technology-related stocks in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. The market price of Learning Tree's common stock may continue to experience significant fluctuations in the future, including fluctuations that are unrelated to its performance.

     Future Sales of Learning Tree Common Stock.  Sales of substantial amounts
     ------------------------------------------
of Learning Tree's common stock, or the perception that such sales could occur, could adversely impact the prevailing market prices for its shares of common stock. Learning Tree cannot predict the effect, if any, that future sales of its common stock or the availability of Learning Tree's common stock for future sale will have on its market price. In addition to the 21,641,000 shares outstanding as of December 13, 1999; 2,250,000 shares of Learning Tree's common stock were previously registered for issuance under Learning Tree's 1995 Stock Option Plan. Learning Tree intends to register an additional 1,500,000 shares of common stock for issuance under its 1999 Stock Option Plan.

Fluctuations in Quarterly Operating Results

Historically, Learning Tree has experienced fluctuations in its quarterly operating results and it expects fluctuations to continue in the future.

     Many factors, some of which are beyond Learning Tree's control, have contributed to quarterly fluctuations in the past and may continue to cause fluctuations in the future. Changes in any one of these factors could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease. For example:

     Timing of Course Development, and Sales and Marketing Expenditures.
     -------------------------------------------------------------------
Learning Tree incurs course development, and sales and marketing expenditures based on its expectations regarding future market conditions.

However, expected revenues may not occur and Learning Tree may be unable to adjust its expenditures in a timely manner to compensate for any unexpected revenue shortfall. If Learning Tree experiences any significant revenue shortfall it would have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

     Course Scheduling and Marketing Activities. Course attendance varies
     ------------------------------------------
depending upon the timing and content of Learning Tree's courses and the marketing activities it undertakes. Accordingly, operating results may vary based upon, among other factors:

     .  frequency and availability of course events;
     . the number of weeks in a quarter during which courses can be conducted; . timing, frequency and size of, and response to Learning Tree's direct mail marketing and advertising campaigns;
     . timing of the introduction of new course titles and alternate delivery methods; and
     . the mix between customer-site course events and Learning Tree-site course events.

     Seasonal Factors. Learning Tree's revenues and income have historically
     ----------------
varied significantly from quarter to quarter due, in part, to seasonal factors. Generally, revenue and operating income are greater in the second half of the fiscal year (April through September) than in the first half of the fiscal year (October through March). This seasonality is due, in part, to the seasonal spending patterns of Learning Tree's customers which are impacted by many factors, including:

     .  their budgetary considerations;
     . factors specific to their business or industry; and . weather, holiday and vacation considerations.

     These seasonal factors or their effects may change in the future.

     Passport Program Revenue.  Learning Tree currently offers a sales discount
     ------------------------
program referred to as the Passport Program. After purchasing a Passport, a customer may attend up to a specified number of courses over a one-year period at a discounted price. Under the Passport Program, Learning Tree recognizes revenue for each attendance in one of its courses based upon the selling price of the Passport and its estimate of the average number of courses a Passport holder will actually attend. When a Passport expires, Learning Tree records the difference, if any, between the revenue previously recognized and the Passport selling price. For example, if a Passport holder attends more courses than Learning Tree had estimated, it makes a negative adjustment to revenues. The estimated average number of course events that will be attended by a Passport holder is based on historical trends that may change in the future. Accordingly, an increase in actual average attendance rates as compared to historical trends could result in potentially significant negative adjustments to revenue, as the increase becomes known.

     Introduction of New Technology.  Learning Tree's customers tend to increase
     ------------------------------
their training at times when new technology is being introduced. Consequently, during times when no important new technologies are being introduced, demand for Learning Tree's training courses may also be reduced. This in turn could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

     Other Factors. In addition to the factors discussed above, there are other
     --------------
factors that may impact Learning Tree's quarterly operating results, such as:

     . competitive forces within Learning Tree's current and anticipated future markets;
     . Learning Tree's ability to attract customers and meet their expectations;
     .  currency fluctuations;
     .  general economic conditions; and
     . differences in the timing of, and the time period between, expenditures on the development and marketing of Learning Tree's courses and the receipt of revenues.

     Due to these and other factors, it is possible that in some future quarters Learning Tree's operating results will be below the expectations of public market analysts and investors, which could have a material adverse impact on its stock price.

Risks Associated with Changing Economic Conditions

General domestic and international economic conditions could have an adverse impact on Learning Tree's operating results.

     Domestic and/or International Economic Downturns. A significant portion of
     ------------------------------------------------
Learning Tree's revenues is derived from Fortune 1000-level companies and their international equivalents, and government organizations. Historically, these entities have reduced their expenditures for external IT training during economic downturns. As a result, if the domestic and/or international economy weakens in the future, some or all of Learning Tree's customers may reduce their expenditures on external IT training or may not increase their expenditures at the rate Learning Tree anticipates. If this occurs, Learning Tree would likely experience diminished revenues, which could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

     Industry-Specific Slowdowns.  Learning Tree's customers generally operate
     ---------------------------
in the computer, communications, electronics, systems integration, finance, aerospace, military, manufacturing and energy sectors. If one or more of these industries experiences a slowdown, Learning Tree may experience reduced operating results that might cause its stock price to decrease.

Risks Associated with Changes in Technology

If Learning Tree does not adequately anticipate or respond to changes in technology, it could have a material adverse impact on its operating results.

     Learning Tree's success depends, in part, on its ability to anticipate and keep pace with the introduction in the marketplace of new hardware, software and networking technologies. The need to respond to technological changes may require Learning Tree to make substantial, unanticipated expenditures in order to develop new course titles and acquire equipment to deliver them. Learning Tree may be unable to anticipate or respond successfully to technological change due to financial, technological or other constraints. If Learning Tree does not adequately anticipate or respond to changes in computer platforms, customer preferences and/or software technology, it could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

Risks Associated with the Introduction of Distance Learning Methodologies

If Learning Tree is unsuccessful in developing and implementing a distance learning strategy, it could have a material adverse impact on its operating results.

     Although the worldwide market for IT education and training continues to be dominated by instructor-led classroom training, technology-based training continues to grow. In addition to its instructor-led training courses, Learning Tree has been delivering certain of its courses using interactive computer-based training methods. These courses were designed for both stand-alone CD-ROM and network-based delivery. However, on July 13, 1999, Learning Tree announced that it intended to shift its focus in technology-based training from CD-ROM based courses to other distance learning methodologies using the Internet. Accordingly, Learning Tree's future results of operations will depend upon, among other factors:

     . the extent to which the market accepts the Internet as a method of delivery for IT training;
     . Learning Tree's ability to successfully develop or acquire Internet distance learning technologies and Internet enabled courses for delivery to customers; and
     . Learning Tree's ability to market and profitably implement distance learning training and education that compete effectively against technology-based training offered by its competitors.

     Learning Tree believes that the content from its instructor-led courses can also be delivered to customers through a variety of technology-based training methods, including distance learning methodologies using the Internet. The future success of any technology-based learning approach will depend upon customer acceptance and market viability. Learning Tree may be unable to successfully develop or to profitably implement technology-based training methods, including distance learning strategies using the Internet. If Learning Tree is unsuccessful in developing and implementing a distance learning strategy, it could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

Competition

If a competitor successfully introduces and markets courses that compete with those of Learning Tree it could have a material adverse impact on Learning Tree's operating results.

       The IT education and training market is highly fragmented, with low barriers to entry and no single competitor accounting for a dominant market share. Competition from both established entities and new entries in the market is intensifying. Learning Tree's primary competitors include:

     . internal training departments within its current and potential corporate clients;
     . computer hardware and software vendors and their Authorized Training and Education Center partners;
     . independent education and training companies; and . software systems integrators.

     Some of Learning Tree's competitors offer similar course titles and programs at lower prices. In addition, some competitors have greater financial and other resources than Learning Tree. Recently, Learning Tree has faced increased competition from companies which are Authorized Training and Education Centers. These competitors present courses utilizing materials that are prepared by computer hardware and software vendors. In recent periods, some of these companies have been growing in size and expanding the scope of their operations. Additionally, hardware and software vendors may combine IT education and training with sales of their products enabling them, in some cases, to offer training at lower prices than Learning Tree.

     Although instructor-led classroom training continues to dominate the world wide IT education and training market, the use of technology-based IT education and training formats, such as Internet-based distance learning, appears to be gaining acceptance. Accordingly, Learning Tree's future success may also depend upon the extent to which the market continues to accept instructor-led training as a method of delivery for IT training and its ability to develop and market instructor-led courses that compete effectively against technology-based courses offered by Learning Tree's competitors.

     If a competitor successfully introduces and markets courses that compete with the IT training courses Learning Tree offers, then Learning Tree's course enrollments may be diminished, which could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

Risks Associated with International Operations

If Learning Tree does not anticipate and respond to the inherent risks associated with international operations it could have a material adverse impact on Learning Tree's operating results.

     A significant portion of Learning Tree's revenues are generated by course events conducted outside the United States.

     Foreign Currency Fluctuations. Learning Tree's consolidated financial
     -----------------------------
statements are prepared in U.S. dollars, while the operations of its foreign subsidiaries are conducted in their respective local currencies. Consequently, fluctuations in exchange rates may have an adverse impact on Learning Tree's consolidated operating results and could result in exchange losses. The impact of future exchange rate fluctuations cannot be predicted. Future exchange rate fluctuations could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

     Learning Tree currently does not hedge the risks associated with fluctuations in exchange rates and therefore, continues to be subject to such risks. In the future, Learning Tree may implement hedging techniques.

However, such techniques may be unsuccessful in eliminating or reducing the effects of currency fluctuations.

     Other Risks Associated with International Operations.  Additionally,
     ----------------------------------------------------
Learning Tree's financial results may be adversely impacted by, among others, the following factors:

     . difficulties in translating course subject matter into foreign languages;
     .  international political and economic conditions;
     .  changes in government regulation;
     .  trade barriers;
     . difficulty in staffing Learning Tree's foreign offices, and training and retaining its foreign instructors;
     .  adverse tax consequences; and
     .  costs associated with expansion into new territories.

     Learning Tree intends, on an ongoing basis, to seek ways to expand its international operations and expects that revenues derived from international sources will continue to account for a significant portion of Learning Tree's total revenues. Failure to anticipate and respond to the inherent risks associated with international operations could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

Dependence on Key Personnel

If Learning Tree is unable to recruit and retain qualified personnel it could have a material adverse impact on Learning Tree's operating results.

     Learning Tree's future success depends in large part on the continued services of its executive officers, its senior managers and other key personnel. The loss of the services of its officers, its senior managers or other key personnel, especially without advance notice, could have a material adverse impact on Learning Tree's results of operations. Learning Tree's continuing and future success also depends on its ability to attract and retain highly-skilled personnel, including course instructors. Competition for qualified personnel is intense and there are a limited number of people with knowledge of, and experience in, Learning Tree's industry. Learning Tree's success in recruitment and training of instructors and employees may not continue. If Learning Tree is unable to continue to attract and retain qualified personnel it could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

Risks Associated with Intellectual Property

If substantial unauthorized use of Learning Tree's products were to occur or if it was unsuccessful in defending against an infringement claim, Learning Tree's business and operating results could be materially adversely impacted.

     Learning Tree's commercial success depends in part on its ability to protect and maintain Learning Tree's proprietary technology and confidential information. Learning Tree regards its course development process and course titles as proprietary and relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. However, a third party or parties could copy or otherwise obtain and use Learning Tree's course materials in an unauthorized manner or use these materials to develop course titles which are substantially similar to those of Learning Tree. In addition, Learning Tree operates in countries that do not provide protection of proprietary rights to the same extent as the United States.

     Learning Tree's course materials generally do not include any mechanisms to prohibit or prevent unauthorized use. If substantial unauthorized use of Learning Tree's products were to occur, its business and results of operations could be materially adversely impacted. Although Learning Tree has taken steps to protect its courses from unauthorized use or infringement, they may not be adequate. Additionally, Learning Tree's competitors may independently develop similar course titles or delivery methods.

     Third parties may claim that Learning Tree's current or future courses infringe on the proprietary rights of others. Learning Tree expects that it will be increasingly subject to infringement claims as the number of products and competitors increases in the future.

     Offensive and defensive litigation regarding intellectual property rights could be time-consuming and expensive, even if such claims are without merit. Additionally, if Learning Tree were unsuccessful in defending against an infringement claim, it could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

Risks Associated with Government Authorization and Accreditation

State laws and regulations impact Learning Tree's operations and may limit its ability to obtain authorization to operate in certain states.

     Many federal, state and international governmental agencies assert authority to regulate providers of educational programs. Generally, Learning Tree is exempt from such regulation because it contracts with the employer of the course participants and does not participate in any federal or state student aid/loan programs. However, state laws and regulations impact Learning Tree's operations and may limit its ability to obtain authorization to operate in certain states. If Learning Tree were required to comply with, or found to be in violation of, a state's current or future licensing or regulatory requirements, it could be subject to civil or criminal sanctions, including monetary penalties. Additionally, Learning Tree could be barred from providing educational services in that state. If any of these things occur, they could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

Control by Management

Senior management has significant influence over Learning Tree's policies and affairs and may be in a position to determine the outcome of corporate actions.

     Senior management collectively owns approximately 52% of Learning Tree's outstanding shares of common stock. Dr. Collins, Learning Tree's Chairman and Chief Executive Officer, owns approximately 26% of Learning Tree's outstanding shares of common stock. Mr. Garen, its President, owns directly and indirectly, approximately 24% of Learning Tree's outstanding shares of common stock. Consequently, senior management, and Dr. Collins and Mr. Garen in particular, have significant influence over Learning Tree's policies and affairs and may be in a position to determine the outcome of corporate actions requiring stockholder approval. Such actions may include, among other items, the election of directors, the adoption of amendments to Learning Tree's corporate documents and the approval of mergers and sales of company assets.

Risks Associated with Possible Acquisitions and New Business Ventures

If Learning Tree is unsuccessful in implementing future acquisitions and new business ventures, it could have a material adverse impact on its operating results.

     While Learning Tree has no current agreements in place or negotiations underway with respect to any acquisition, it is currently in the pilot phase of a new Internet-based Distance Learning program, and plans to regularly evaluate other opportunities that fit within Learning Tree's business plan. Acquisitions and new business ventures involve numerous risks, including:

     . difficulties integrating acquired technologies, operations and personnel with the existing operations;
     .  difficulties in developing and marketing new products and services;
     . diversion of management's attention in connection with evaluating, negotiating and integrating potential or actual acquisitions or new business ventures;
     . strain on managerial and operational resources as management tries to oversee new and/or larger operations;
     . exposure to unforeseen liabilities of acquired companies; and . potential loss of key employees of the acquired operation.

     In addition, an acquisition or new business venture could adversely impact cash flows and/or operating results, as well as dilute shareholder interests, due to the following:

     . charges to the income statement to reflect the amortization of acquired intangible assets;
     . interest costs and debt service requirements for debt incurred in connection with an acquisition or new business venture; and
     . issuance of securities in connection with an acquisition or new business venture which dilute or lessen the rights of current Learning Tree common stockholders.

     Learning Tree has had no significant experience in executing and implementing acquisitions, and although it has implemented new business ventures, those ventures have not always been a financial success. Learning Tree may not be successful in implementing acquisitions and new business ventures in the future. Many of the risks listed above could have a material adverse impact on Learning Tree's operating results and all of the risks may cause its stock price to decrease.


Anti-Takeover Provisions

Certain provisions of Learning Tree's Restated Certificate of Incorporation, its Bylaws and Delaware law could adversely impact the interests of Learning Tree's stockholders.

     Certain provisions of Learning Tree's Restated Certificate of Incorporation, its Bylaws and Delaware law could, together or separately, discourage, delay or prevent a third party from acquiring Learning Tree, even if doing so might be beneficial to its stockholders. These provisions may also impact the price that investors would be willing to pay for shares of Learning Tree's common stock. Examples of such provisions included in Learning Tree's Restated Certificate of Incorporation and Bylaws are as follows:

     .  authorization to divide the board of directors into three classes;
     . authorization to issue preferred stock with rights and privileges which could be senior to the common stock, without prior stockholder approval;
     . limitation of the rights of stockholders to call a special meeting of stockholders; and
     .  prohibition of stockholder actions by written consent.

Year 2000 Risks

If Learning Tree's procedures to identify and correct its Y2K problems are not effective, it could negatively impact its operating results. In addition, attendance in Learning Tree's courses may be adversely impacted if mail, telephone or travel services experience Y2K problems or if Learning Tree's customers have Y2K problems of their own.

     The Year 2000 ("Y2K") Problem.  The Y2K problem arose because many existing
     -----------------------------
computer programs use only the last two digits to recognize a year. Therefore, when the year 2000 arrives, these programs may not properly recognize a year beginning with "20" instead of the familiar "19". The Y2K problem may result in the improper processing of dates and date-sensitive calculations by computers and other microprocessor-controlled equipment as the year 2000 is approached and reached.

     Learning Tree's Response to the Y2K Problem.  In response to the potential
     --------------------------------------------
risks of the Y2K problem, Learning Tree conducted a review of the following:

     .  its internal information systems;
     . its products, including components supplied by outside vendors; and . potential Y2K problems associated with outside vendors.

     Based upon the results of this review, Learning Tree installed and tested the software upgrades it believes were necessary to make its internal systems Y2K compliant. However, Y2K problems may still exist but remain undetected by its testing procedures.

     Based upon Learning Tree's review of its products, Learning Tree believes that they are Y2K compliant.

However, there may be Y2K problems that were undetected by its review.

     Learning Tree also completed a review to identify any potential Y2K problems from outside vendors whose systems interface with Learning Tree's internal systems. Learning Tree did not undertake a general review of other outside vendors, such as banks, utilities, telephone companies, airlines and shipping companies, and is relying on general industry pressure to ensure Y2K compliance by these vendors. Based on the review of the Y2K problems associated with outside vendors, Learning Tree does not expect this issue to have a material adverse effect on its operations. However, since third-party Y2K compliance is not within Learning Tree's control, it cannot be sure that Y2K problems affecting the systems of other companies on which Learning Tree's systems rely will not have a material adverse impact on Learning Tree's operations.

     To date, Learning Tree has not identified any Y2K problem that it believes could have a material adverse impact on its operating results. However, even though it has completed a review of interfaces with other outside vendors, it is possible that Y2K problems may be identified that could result in a material adverse impact on Learning Tree's operating results. In addition, no assessment program can guarantee identification of all potential issues.

     Possible Impact on Revenues.  Learning Tree's marketing and promotion
     ---------------------------
programs rely heavily on direct mail programs and telephone solicitation. An interruption in mail delivery or telephone service could significantly reduce Learning Tree's marketing efforts and could have a material adverse impact on its operating results and may cause its stock price to decrease. In addition, attendance in Learning Tree's courses is heavily reliant on the ability of its customers to travel to the locations where Learning Tree courses are offered. An interruption in travel services could significantly reduce the ability of Learning Tree's customers to attend courses and could have a material adverse impact on its operating results.

     The Y2K problem is also expected to result in some degree of general economic dislocation, which could decrease demand for Learning Tree's products and services and have a material adverse impact on its operating results. Certain independent as well as internal market surveys have indicated that companies have reduced their spending on IT training and on new software and hardware investments while working to overcome their Y2K problems. In particular, Learning Tree cannot predict at this time the exact impact of the Y2K problem on IT training, particularly in the early part of calendar 2000. It is likely that the potential Y2K impacts on Learning Tree's customers will adversely affect enrollments in fiscal 2000, particularly during the second fiscal quarter. Learning Tree's revenues may not increase as more companies complete their Y2K compliance projects. This could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.

Natural Disasters, Strikes, and Other Unpredictable Events

Over the past 25 years, Learning Tree has experienced various natural disasters, external labor disruptions, and other adverse events that have affected its ability to conduct its business, resulting in loss of revenue. Should these or similar events occur in the future, they could have a material adverse impact on Learning Tree's business and operating results.

     Natural Disasters.  In the past, Learning Tree has been adversely affected
     -----------------
by severe blizzards that in some cases reduced the ability of its course participants to travel to Learning Tree courses, and in one case forced the closure of one of its Education Centers for a week. In another case, a water main broke outside an Education Center, flooding the electrical systems and basement of the building and forcing a one-week closure of that location. In these past situations, Learning Tree took steps to transfer the course participants to later courses. However, such disasters are likely to result in loss of revenue and adversely affect business results. Learning Tree has also experienced disruptions due to both blizzards and floods in the printing and transportation of the printed catalogs used in its direct mail campaigns. Such disruptions can delay its mailings, resulting in reduced revenue in upcoming courses.

     Strikes.  Postal Strikes have occurred in several of the countries where
     --------
Learning Tree operates. These postal strikes delayed and/or reduced the delivery of its direct mail marketing. When these situations occurred, Learning Tree employed alternative means to deliver as much of its mail as possible. However, in these cases, only some of its direct mail could be handled by such alternate means. As a result, enrollments in upcoming course events were reduced, and Learning Tree's revenues and operating results were adversely impacted. Transportation strikes also occurred in several of the countries where Learning Tree operates. These transportation strikes made it difficult for Learning Tree course participants to travel to the courses. In such cases, Learning Tree employed private transportation services, whenever possible, to bring local participants to the courses. However, transportation strikes have inevitably resulted in loss or delay in course participation, and loss of revenues and reduced operating income.

     Other Unpredictable Events.  Periodic outages of the Toll-Free telephone
     ---------------------------
network have in the past adversely impacted enrollments for hours, or days, thereby resulting in loss of revenues.

     The future occurrence of any of these events could reduce the attendance at Learning Tree's courses, and could result in reduced revenue. This could have a material adverse impact on Learning Tree's operating results and may cause its stock price to decrease.